Exhibit 10.1

Agreement of Website Transfer

Party A: Shenzhen Shangyuan Electronic Commerce Ltd.

Legal Representative: WANG Zhong

Phone Number: (86)15986831281

Party B: Asia Times International Finance Ltd.

Director: WANG Qiuli

Phone Number: (86)13828780880

In view of the fact that Party A independently and legally owns the website (the domain name is www.chinacnnm.com), Party A and Party B have reached the following agreement on Party B’s acquisition of Party A’s website after friendly negotiation:

1. The actual situation of the acquired website is: CNNM, a website that issues comprehensive financial information.

2. The subject matter purchased in this agreement includes the domain name www.chinacnnm.com, all the contents of the website host which the domain name points to and all intellectual property rights related to the contents of the domain name and website.

3. Acquisition fee and Payment method: The total acquisition fee is THREE million RMB (3,000,000 RMB) which should be paid off in one time. Payment time shall be within 3 days from the date when Party B obtains all the documentation and registration certificates of the domain names related to this website as well as legally and actually obtains the management authority of the domain name (the date can be the date of registration if the registration is necessary according to laws and regulations).

4. The term “legally obtain the management authority” as mentioned in this agreement means that both parties voluntarily transfer by agreement and legally change the ownership of the subject matter referred to in this agreement (if registration is necessary according to law, it should be the subject matter referred to in the registration); the term “actually obtains the management authority” as mentioned in this agreement means that Party B have the sole ownership of the management password from Party A.

5. Rights and obligations of Party A and B:

(1) Party A shall ensure that the ownership of this website is independent and legal when it is purchased.

(2) Party A voluntarily transfers this website and the intellectual property rights based on it to Party B. Once Party B pays the purchase fee in full by convention, Party A will no longer enjoy any rights related to this website, including all intellectual property rights related to it.

(3) On the signing date, Party A shall transfer all the documentation and registration certificates related to this website. If it is necessary to go through formalities of changing the ownership of the website in departments concerned, Party A shall actively cooperate with Party B to handle them.

(4) After signing this agreement, Party B shall pay the acquisition fee in full be convention.

6. Due to the change of ownership of this website, all debts of this website before acquisition have nothing to do with Party B and shall be born by Party A itself.

7. Liability for breach of contract: Party A and Party B shall fulfill the obligations stipulated in this agreement; if one party breaches it, the other one shall have the right to pursue its responsibility in accordance with the relevant provisions of the Contract Law.

8. This agreement is made in two copies which both have the same effect in law and each party has one copy.

9. This agreement shall become effective from the date of signing or sealing by both parties.

Party A: Shenzhen Shangyuan Electronic Commerce Ltd.

Signing (Sealing) : WANG Zhong

Date: 20 September, 2018

Party A: Asia Times International Finance Ltd.

Signing (Sealing) : WANG Qiuli

Date: 20 September, 2018